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                               PRIME BANCORP, INC.
                      DIRECTORS DEFERRED COMPENSATION PLAN


















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                                    ARTICLE I
                            ESTABLISHMENT OF THE PLAN

         Prime Bancorp, Inc. (the "Prime") hereby establishes this Directors Deferred Compensation Plan ("Plan") upon the terms and conditions hereinafter stated.

                                   ARTICLE II
                               PURPOSE OF THE PLAN

         The purpose of this Plan is to provide a mechanism for each non-officer member of Prime's Board of Directors to defer receipt of retainer and meeting fees to be earned for services to be performed as a member of the Board.

                                   ARTICLE III
                                   DEFINITIONS

3.01 "Account" means the unfunded deferred compensation account in the name of the Participant established by Prime on its books.
3.02 "Agreement" means a Plan agreement executed by a Director memorializing participation in the Plan.
3.03 "Beneficiary Designation" shall mean the selection made by the Participant in the Agreement regarding the beneficiary to receive unpaid amounts in the Participation Account. In the event that a Participation designates his beneficiary to receive such unpaid amounts and the beneficiary dies before the payment of all amounts in the Participant's Account, the beneficiary's estate shall be entitled to receive such unpaid amounts, absent a contingent beneficiary or an amended beneficiary designation submitted by the Participant.
3.04  "Board" means Board of Directors of the Prime.
3.05  "Common Stock" means the shares of common stock of Prime.
3.06 "Compensation" means retainer and meeting fees for services to be performed as a Director.
3.07 "Delivered" or "Delivery" means delivery by a Director of the Agreement to the Secretary of Prime.
3.08  "Director" means a member of the Board.
3.09 "Fee Election" shall mean the selection made by Participant in the Agreement to elect or designate a percentage of Compensation or absolute dollar amount not less than five thousand dollars ($5,000.00) to be deferred; the Plan does not enable a Participant to elect a different deferral percentage for each of the retainer and meeting fees.
3.10 "Investment Election" shall mean the selection made by the Participant in the Agreement to elect or designate an investment alternative for the balance in the Account.
3.11  "Participant" means each Director whose Agreement is Delivered.
3.12 "Payment Date" means the date on which Compensation shall be credited to the Account and is the date on which Compensation would otherwise be payable to the Participant had he not elected to defer all or a portion of the Compensation.
3.13 "Payment Election" shall mean the selection made by the Participant in the Agreement regarding the event or date when Compensation and any investment amounts credited thereon shall be paid and whether the payout shall be in a lump sum or in a designated number of annual installments (not to exceed ten annual installments).
3.14  "Plan Year" shall commence on January 1 and end on December 31.
3.15  "Valuation Date" means December 31, March 31, June 30 and September 30.

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                                   ARTICLE IV
                            DEFERRAL OF COMPENSATION

         Deferral of Compensation shall be effected by completing the then current Agreement, which must be signed and dated by the Director and Delivered to the Secretary of Prime. Compensation shall not be deferred until the next Plan Year after Delivery, or, in the case of a newly elected or appointed Director or the initial offer to defer compensation upon adoption of this Plan by the Board, Compensation shall be immediately deferred provided his Agreement is Delivered within 45 days after election, appointment or Plan adoption, respectively. Once an Agreement has been Delivered, the deferral election shall become irrevocable for the next Plan Year and, unless revoked in writing or superseded by a new election effective for Plan Years after the year in which such revocation or new election is Delivered, shall continue in effect for each Plan Year thereafter.

                                    ARTICLE V
                               INVESTMENT OPTIONS

         The amount credited to a Participant's Account shall be based on one of the following two investment options:

5.01     Prime Common Stock Investment Option:
         The value of which on any given date will be the then market value of
(i) the number of shares (including fractional shares) of Prime Common Stock which could have been purchased at market value with deferred Compensation on the Payment Date, (ii) plus the number of shares (including fractional shares) of Common Stock which could have been purchased had all dividends that would have been paid on shares of Common Stock described in clause (i) and this clause
(ii) been used to purchase additional shares at market value on each dividend payment date. Market value on all dates means the closing price of the Common Stock on the date in question, as reported with respect to the principal market in which such shares are then traded, or if no such closing prices are reported, the mean between the high bid and low asked price that day on the principal market or national quotation system then in use. Appropriate adjustments shall be made in the case of capital changes, such as stock dividends, stock splits, or merger, consolidation, reorganization, liquidation or recapitalization of Prime.

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5.02     Prime Interest Rate Option
         The value of which will be determined by the deferred Compensation which would have been paid to the Participant, plus an amount equal to the interest which would have been earned thereon had the amounts been invested in Prime Bank's 30 day Certificate of Deposit, and compounded in accordance with the provisions of said account.

                                   ARTICLE VI
                                DEFAULT ELECTIONS

         Failure to complete the Agreement shall not void a Participant's election to defer all or a portion of his Compensation provided that the Agreement is executed and Delivered. However, in the event that one or more of the four categories is not chosen by the Participant, then the following "default" elections or designation for such incomplete category or categories shall be deemed to have been made:
         Fee Election                     100% deferral of Compensation;
         Investment Election              Prime Common Stock Investment Option;
         Payment Election                 Lump-sum payment upon retirement from
                                          the Board; and
         Beneficiary Election             The Participant's surviving spouse, or
                                          if none, Participant's legal
                                          representatives.

                                   ARTICLE VII
                      AMENDMENT/TERMINATION BY PARTICIPANT

7.01 A participant may amend or terminate his elections or designation at any time upon completing the appropriate provisions of the Agreement, signing and dating it and submitting it to the Secretary or assistant thereto. Such amendment or termination is subject to the following:

         (a)      Fee Election -
         Amendments to the percentage level of Compensation to be deferred or termination of deferral shall not be effective until January 1 of the next Plan Year.

         (b)      Investment Election -
         Amendments shall not be effective until the next Valuation Date, which will also be the date that the balance (s) in the Account will be calculated. A Participant who retires from the Board and who has a balance in his Account may amend (or his designated beneficiary may amend) his investment election once per year.

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         (c)      Payment Election -
         Amendments shall be effective on the next Payment Date. Except as provided below, such amendment shall only apply to Compensation earned and credited (plus the amount that would have been earned had such Compensation been invested in accordance with the related investment election) to the Participant's Account after the effective date of the amendment. The balance in the Account immediately prior to the effective date of the Payment Election shall be paid in accordance with the prior Payment Election or Elections.

         (d)      Beneficiary Designation -
         Effective upon receipt of a properly amended Agreement by the Secretary of Prime.

                                  ARTICLE VIII
                               ACCOUNT STATEMENTS

         No later than January 31, April 30, July 31 and October 31 of each year, a statement of account shall be sent to each Participant with a balance in his Account listing the aggregate amount of Compensation in the Account plus the aggregate investment amount credited thereto as of the prior Valuation Date. If any such Valuation Date is not a date on which the principal market for the Common Stock is open for business, then the next preceding date on which such market is open for business shall serve as the Valuation Date.

                                   ARTICLE IX
                           PAYMENT OF DEFERRED AMOUNTS

9.01 All payments from an Account shall be made solely in cash. Payment shall commence on or before thirty days after the Valuation Date immediately following the designated date or the date on which the designated event occurs and the amount to be paid shall be based on the Account balance on such Valuation Date. If a Participant elects the equal annual installment payment option, the amount of each installment to be paid shall be determined by dividing the balance in the Account by the number of installments remaining to be paid. The balance in an Account subject to installment payouts shall continue to be credited with additional investment amounts in accordance with the applicable Investment Election or Elections. In the event of the death or disability of a Participant, the Executive Compensation Committee of the Board may accelerate the payment of any installment or lump sum payment because of hardship or other circumstances deemed in the sole discretion of such Committee to warrant such acceleration.


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9.02 Notwithstanding the foregoing, (i) at any time earlier than 12 months prior to the date on which payment of all or a portion of an account would be payable, a Participant may elect to extend the deferral of all of his Account, or of such portion of his Account as would otherwise be paid; and (ii) at any time earlier than 12 months prior to the date on which a payment of all or a portion of an Account would be payable, a Participant may modify his prior payment election for the Account; provided that such modified payment date is on or after the earlier of the date that he expects to retire from the Board or reaches the age of seventy.

                                    ARTICLE X
                       UNSECURED CREDITORS; NO ASSIGNMENTS

10.1 No assets of Prime shall be segregated or earmarked with respect to compensation and investment amounts (i.e. stock price appreciation, dividend equivalents and/or interest payments) credited to the Accounts and the balances in such Account shall constitute unsecured contractual obligations of Prime.

10.2 Unless otherwise required by law, balances in Participant's Accounts may not be assigned, sold, transferred, alienated, pledged or encumbered nor may such balances be attached or otherwise subjected to legal process arising from Participant's debts or other obligations.



                                   ARTICLE XI
                                  MISCELLANEOUS

11.1 The Board or the Executive Compensation Committee may amend or terminate the Plan without the consent of any Participant (or beneficiary); provided, however, that any amendment or termination shall be of general application to all Participants (and beneficiaries) and shall not, without the consent of the Participant (or beneficiary) adversely affect (i) any amount theretofore deferred or credited to the Participant's (or beneficiary's) Account, or (ii) the right of the Participant (or beneficiary) to receive all amounts credited to his Account.

11.2 The Executive Compensation committee, or any successor committees as determined by the Board, shall be the Plan Administrator.

11.3 The provisions of the Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

11.4 Wherever appropriate, the masculine pronouns shall include the feminine pronoun, and the singular shall include the plural.



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